Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                Contact: Seitel - 713-881-8900

Seitel Announces Bankruptcy Court Approval of Disclosure Statement

Record Date Set For Voting On Reorganization Plan

HOUSTON, TX, February 6, 2004 -- Seitel, Inc. (OTCBB: SEIEQ; TORONTO: OSL) ("Seitel", the "Company" and collectively with certain subsidiaries, the "Debtors") announced that it has received Bankruptcy Court approval of its Third Amended Disclosure Statement (the "Disclosure Statement") filed in connection with Seitel's previously announced plan of reorganization (the "Plan").

In connection with approval of the Disclosure Statement, the Bankruptcy Court also established February 4, 2004 as the voting record date for holders of claims and equity interests in the Debtors. The Disclosure Statement, including the Plan and ballots for voting on the Plan are expected to be mailed to record holders not later than February 12, 2004. The voting period for the Plan ends at 5:00 PM on March 9, 2004. The Bankruptcy Court has set a hearing for March 18, 2004, at 1:30 PM prevailing eastern time to consider confirmation of the Plan.

The Plan, which is supported by a standby funding commitment from Mellon HBV Alternative Strategies LLC ("HBV") and is subject to various conditions to effectiveness, would result in payment of 100% of creditors' claims in cash, together with all post-petition interest. Each of Seitel's equity holders, as of a warrant record date that will be five days prior to the effective date of the Plan (the "Warrant Record Date"), would have the right to receive an equivalent number of shares of reorganized Seitel's common stock plus warrants entitling each holder thereof to purchase such number of shares of reorganized Seitel common stock as required to retain its percentage equity ownership in Seitel (subject to adjustment and dilution as set forth below). The warrants will have an exercise price of 60 cents per share, subject to adjustment for certain recapitalization events. The aggregate exercise price of the warrants would be $75 million. The Company intends that the warrants will be freely transferable and exercisable for 30 days following the effective date of the Plan. Each equity holder who does not exercise its warrants will, as a result, suffer up to approximately 83% dilution in its percentage equity ownership of reorganized Seitel, not including the additional warrants to be issued to Mellon as described below.

Subject to the Plan becoming effective, HBV (together with other investors to whom HBV may assign an interest) has committed to purchase up to $75 million of reorganized Seitel's common stock in the event such stock is not purchased by Seitel's shareholders through the exercise of warrants. As compensation for its standby commitment, HBV will be issued additional warrants to acquire up to 10% of the fully diluted shares of common stock of reorganized Seitel. HBV's additional warrants will have an exercise price of 72 cents per share, subject to adjustment for certain recapitalization events, and will expire on the seventh anniversary of their issuance.

The funding of payments for claims under Plan is to be provided from a portion of Seitel's existing cash balances, the sale of new common stock pursuant to the warrants to be issued to shareholders as of the Warrant Record Date and not less than $180 million in proceeds of a high yield debt placement. The Company also anticipates entering into a new revolving credit facility to supplement its working capital needs following the effective date of the Plan and is engaged in preliminary discussions with certain lending sources.

The foregoing is only a brief summary of the Plan and holders of Claims and Equity Interests entitled to vote are urged to read the Disclosure Statement and its exhibits, including the Plan carefully and in their entirety. Any conflicts between the Plan and this summary will be determined solely by reference to the Plan. There can be no assurance that the Plan will be confirmed by the Bankruptcy Court or will become effective or the timing thereof.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company. The securities may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended (the "Securities Act"), or an applicable exemption from such registration. There shall not be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT SEITEL

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, licensing data from its library and creating new seismic surveys under multi-client projects. Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from expected results. While the Company believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond the Company's control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are potential changes in the terms of the proposed amended plan of reorganization, the failure of the Bankruptcy Court to confirm the amended plan, or the failure of the amended plan to otherwise become effective, as well as other factors detailed in the Disclosure Statement or in Seitel's filings with the Securities and Exchange Commission, including its most recent Form 10-K Annual Report, a copy of which may be obtained from the Company without charge.